Exhibit 15

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-08246 on Form F-3, Amendment No. 1 to Registration Statement No. 333-106837 on Form F-3/S-3, and Amendment No. 1 to Registration Statement No. 333-120775 on Form F-3/S-3 of our reports dated 30 July 2008, relating to the financial statements of British Sky Broadcasting Group plc and subsidiaries and the effectiveness of British Sky Broadcasting Group plc's internal control over financial reporting, appearing in this Annual Report on Form 20-F of British Sky Broadcasting Group plc for the year ended 30 June 2008.

DELOITTE & TOUCHE LLP
London, England
30 July 2008